EXHIBIT 99(A)

                        UNITY BANCORP ANNOUNCES SWITCH TO
                           THE NASDAQ NATIONAL MARKET

     CLINTON, NEW JERSEY -- Unity Bancorp, Inc. (AMEX:UBI and UBI.WS) announced today that it had received approval for its common stock to commence trading on the NASDAQ National Market under the symbol "UNTY". The Common Stock, which currently trades on the American Stock Exchange under the symbol "UBI", will begin trading on the NASDAQ National Market on September 21, 1998. The Company's common stock purchase warrants, which currently trade on the American Stock Exchange under the symbol UBI.WS, will continue to trade on the American Stock Exchange until their expiration date on December 15, 1998.

     Mr. Robert J. Van Volkenburgh, Chairman of the Board and Chief Executive Officer of Unity, stated: "We are excited about the change in the Company's trading market to the NASDAQ National Market. This change marks yet another step in our Board's continuing efforts to grow our Company and enhance our franchise value. Last month, we announced a major expansion of our branch network with the execution of long-term leases for 10 new sites. This expansion will extend the Company's market into Middlesex County, New Jersey. We believe that our shift to the NASDAQ will provide additional growth opportunities for our stock."

     Unity Bancorp, Inc. is a holding company for First Community Bank. First Community Bank is a community orientated full-service commercial bank providing a wide range of business and consumer financial services through its main office in Clinton, New Jersey, and its six (6) branch locations in Flemington, North Plainfield, Springfield, Scotch Plains, Union and Linden, New Jersey. As of June 30, 1998, the Company had total assets of $230.2 million, total loans, net of $138.1 million and total deposits of $207.8 million. For the six (6) months ended June 30, 1998, the Company had net income of $959,000 or $0.30 diluted earnings per share.



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